Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower International Announces

Orderly Leadership Succession Plan

LIVONIA, Mich., Sept. 1, 2016 – The Board of Directors of Tower International, Inc. [NYSE: TOWR], a leading global manufacturer of engineered automotive structural metal components and assemblies, has appointed James Gouin as President, effective September 1, and as CEO, effective January 1, 2017. Mr. Gouin will join the Board of Directors when he becomes CEO.

Also effective immediately, Jeffrey Kersten will succeed Mr. Gouin as Executive Vice President and Chief Financial Officer.

Mark Malcolm will remain as CEO until his previously announced retirement at year-end. Mr. Malcolm will continue to serve on Tower’s Board of Directors following his retirement.

Mr. Gouin, age 56, joined Tower as CFO in November 2007. Prior to joining the Company, he worked at Ford Motor Company for 28 years in a variety of senior positions, including Vice President, Finance and Global Corporate Controller and Vice President of Finance, Strategy and Business Development for International Operations.

Mr. Kersten, age 48, joined Tower in 1997. He has been the Company’s Senior Vice President and Corporate Controller since 2007; in 2014, he added responsibility for Business Development. Prior to joining Tower, Mr. Kersten worked seven years at Arthur Andersen.

Mr. Malcolm joined Tower as President and CEO in August 2007 upon the Company’s emergence from bankruptcy. He led the Company’s successful transition from a private company to a public company; Tower’s IPO in 2010 was the first by a U.S. auto company on the NYSE in five years. Tower is now a recognized leader in its field, with world-class cost, quality, and engineering/program management that have helped the Company gain market share, grow organic revenue above industry, dramatically improve the balance sheet, increase profits and margin, and return capital to shareholders. Tower has met or exceeded consensus earnings in all 24 quarters since its IPO. In its most recent outlook, Tower projected that adjusted EBITDA would grow by over 20 percent in the second half of this year and by a further 10 percent next year, generating free cash flow of about $130 million in the 18 months through year-end 2017.

“The operational and financial improvements and consistently strong performance under Mark’s leadership have been exemplary,” noted Tower Chairman Nicholas Chabraja. “Jim Gouin has played an integral role in that success. His strong Company and industry knowledge – and a deep, talented, and experienced bench – make the Board confident that Tower is in very capable hands to continue making progress and delivering results.”

Gouin remarked, “I am honored that the Board has entrusted me to become CEO. Our team will work tirelessly to continue Tower’s momentum and increase value for our shareholders and customers.”

Malcolm concluded, “It has been a privilege to work with Tower’s dedicated and engaged colleagues, the best team in the business. Despite taking immense pride in what we have accomplished together in the past nine years, I am firmly convinced that the Company’s best days lie ahead.”

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “adjusted EBITDA”, and “free cash flow”. We define adjusted EBITDA as net income/(loss) before interest, taxes, depreciation, amortization, restructuring items and other adjustments described in the reconciliations provided in this press release. Free cash flow is defined as cash provided by operating activities less cash disbursed for purchases of property, plant and equipment. We use adjusted EBITDA and free cash flow as supplements to information provided in accordance with generally accepted accounting principles (“GAAP”) in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance and in certain instances in measuring performance for compensation purposes. The non-GAAP measures presented above are not measures of performance under GAAP. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies in our industry; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding mark to market adjustments of financial instruments, potential gain or loss on our Discontinued Operations, potential restructuring expenses, and expenses related to our long-term incentive compensation programs in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors. The magnitude of these items, however, may be significant.

Forward-Looking Statements and Risk Factors

This press release contains statements which constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s projected second half 2016 and full year 2017 Adjusted EBITDA, free cash flow through year-end 2017 and future prospects. The forward-looking statements can be identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” “target,” and other similar expressions. Forward-looking statements are made as of the date of this press release and are based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. The following important factors, as well as risk factors described in our reports filed with the SEC, could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements:

•	global automobile production volumes;
•	the financial condition of our customers and suppliers;
•	our ability to make scheduled payments of principal or interest on our indebtedness and comply with the covenants and restrictions contained in the instruments governing our indebtedness;

•	our ability to refinance our indebtedness;
•	risks associated with our non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions;
•	any increase in the expense and funding requirements of our pension and other postretirement benefits;
•	our customers’ ability to obtain equity and debt financing for their businesses;
•	our dependence on our largest customers;
•	pricing pressure from our customers;
•	work stoppages or other labor issues affecting us or our customers or suppliers;
•	our ability to integrate acquired businesses;
•	risks associated with business divestitures; and
•	costs or liabilities relating to environmental and safety regulations.

We do not assume any obligation to update or revise the forward-looking statements contained in this press release.

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerinternational.com